Exhibit 10.57

Date	April 27, 2018
Reference	CM/em
Direct Dial	41 44 944 24 45
Telefax	41 44 944 22 55
PERSONAL / CONFIDENTIAL
Mr. Gerhard Keller
Im Langacher 44
CH 8606 Greifensee, Switzerland

Employment Agreement

between Mettler-Toledo International Inc., Greifensee Branch, Im Langacher, 8606 Greifensee, Switzerland (“Company”), and Mr. Gerhard Keller, born April 14, 1967, Swiss Citizen (“Employee”).

The parties enter into an employment agreement on the terms and conditions set forth below:

Function	Head Process Analytics Division, Member of the Group Management Committee ("GMC") of the METTLER TOLEDO Group.
Employing Company / Position Location
Mettler-Toledo International Inc., Greifensee Branch, 8606 Greifensee, Switzerland. The principal places of work are Urdorf and Greifensee, Switzerland. Given the international presence of the company, employee’s duties will require regular business travel to the Group’s various locations.
If not otherwise stipulated in this agreement, the General Terms and Conditions of Employment ("GTCE") of our Swiss operations apply.

Remuneration
Base Salary of CHF 290'000.00 gross per annum, effective with the starting date, payable in twelve equal monthly installments of CHF 24'166.65. Participation in the Incentive Plan POBS Plus for Members of the Group Management of METTLER TOLEDO pursuant to the then-current plan and regulations. Under this plan Employee is eligible to earn a cash incentive based upon achievement of various financial and personal targets. For 100% target achievement, the cash incentive is currently CHF 130'500.00 gross (45% of base salary). The scaling of the incentive system and selection and weighting of targets, including personal targets, are determined by the Compensation Committee of the Board of Directors.

Expenses	Expense Allowance according to then-current regulations of CHF 10'500.00 per annum, payable in twelve monthly installments of CHF 875.00. No commuting or vehicle allowance will be paid.
Equity Incentive Plan	Participation in the METTLER TOLEDO Equity Incentive Plan as may be amended from time to time.
Personnel Insurance
Additional Accident Insurance and Disability Insurance at METTLER TOLEDO’s expense.
Participation in the pension arrangement for GMC members as might be amended from time to time, with defined contributions at METTLER TOLEDO's expense. The insured salary is 77.2727% of Target Salary, subject to limits applicable under Swiss law.

Vacation
27 working days per calendar year, including compensation for overtime as per Supplementary Regulations on Working Hours and Absences of our Swiss operations. Unused vacation days in a given year will not be carried forward.

Exhibit 10.57

Duration / Notice Period
This employment agreement is effective as of July 1, 2018 and is of unlimited duration. It may be terminated by either party without cause by giving twelve (12) months notice in writing to the end of a month and shall terminate at the end of such notice period.

Non-Competition
While Employee is employed by METTLER TOLEDO and for a period of twelve months after his termination, Employee shall not directly or indirectly (a) engage in or be employed in any business anywhere in the world which competes with the businesses of METTLER TOLEDO, or (b) solicit for hire or hire any METTLER TOLEDO employee.

Confidentiality
Employee agrees to keep confidential both during and after his employment with METTLER TOLEDO all information of a confidential nature not generally known outside of METTLER TOLEDO, and not to use such confidential information other than for purposes of performing his duties for METTLER TOLEDO.

Tax Filings	The parties acknowledge a separate agreement will be signed regarding tax equalization matters.
Previous Employment Agreements
With the effectiveness of this employment agreement, all previous employment agreements or amendments to such employment agreements with METTLER TOLEDO shall be considered cancelled. The acquired period of service since January 1, 1991 is taken into consideration where applicable.

Applicable Law and Jurisdiction	This agreement shall be governed by Swiss law. All disputes concerning the terms and conditions of this agreement shall be brought before the ordinary courts in the Canton of Zurich, Switzerland.

Mettler-Toledo International Inc.    Employee

Christian Magloth        Gerhard Keller

Attachments:

▪	POBS Plus – Incentive System for Members of the Group Management of METTLER TOLEDO (07/2015)

▪	Spesenreglementsergänzung Gruppenleitung (04/1997)